Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

HEALTHGATE DATA CORP.

AND

EBSCO PUBLISHING, INC.

TABLE OF CONTENTS

1.	Purchase and Sale of the Assets
1.1.	Purchase of the Assets
1.2.	Further Assurances
1.3.	Purchase Price for the Acquired Assets
1.4.	Assumption of Certain Liabilities
1.5.	Allocation of Purchase Price and Assumed Liabilities
1.6.	Closing
2.	Representations of the Company
2.1.	Organization
2.2.	Authorization
2.3.	Ownership of Acquired Assets
2.4.	Acquired Assets Complete
2.5.	Intellectual Property
2.6.	Litigation
2.7.	Insurance
2.8.	Solvency
2.9.	Compliance with Laws
2.10.	Absence of Undisclosed Liabilities
2.11.	No Violation
2.12.	Employees
2.13.	Employee Benefit Plans
2.14.	Company SEC Filings
2.15.	Tax Matters
2.16.	Disclosure
3.	Representations of the Buyer
3.1.	Organization and Authority
3.2.	Authorization
3.3.	Financial Capability
3.4.	Disclosure
4.	Access to Information; Public Announcements
4.1.	Access to Management, Properties and Records
4.2.	Publicity and Confidentiality
5.	Pre-Closing Covenants of the Company
5.1.	Conduct of Business
5.2.	Absence of Material Changes
5.3.	Communications with Customers and Suppliers
5.4.	Stockholder Meeting
5.5.	No Solicitation
5.6.	Assumed Contracts
5.7.	URAC
5.8.	Supplements to Schedules

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6.	Conditions to Obligations of the Buyer
6.1.	Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and
Obligations
6.2.	Corporate Proceedings
6.3.	The Acquired Assets
6.4.	Governmental Approvals
6.5.	Consent of Third Parties
6.6.	Adverse Proceedings
6.7.	Opinion of Counsel
6.8.	Material Adverse Change
6.9.	Ancillary Sales
6.10.	Closing Deliveries
7.	Conditions to Obligations of the Company
7.1.	Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations
7.2.	Corporate Proceedings
7.3.	Governmental Approvals
7.4.	Consents of Third Parties
7.5.	Adverse Proceedings
7.6.	Opinion of Counsel
7.7.	Closing Deliveries
8.	Indemnification
8.1.	By the Company
8.2.	By the Buyer
8.3.	Claims for Indemnification
8.4.	Defense by the Indemnifying Party
8.5.	Payment of Indemnification Obligation
8.6.	Survival of Representations; Claims for Indemnification
8.7.	Limitation on Indemnification Obligations
8.8.	Exclusive Remedy
9.	Post-Closing Agreements
9.1.	Limitation on Use of Name
9.2.	Non-Competition Agreement
9.3.	Sharing of Data
9.4.	Cooperation of the Company
9.5.	Transition Services of the Company
9.6.	Continued License to HealthGate Consortium
10.	Termination of Agreement; Option to Proceed; Damages
10.1.	Termination by Lapse of Time
10.2.	Termination by Agreement of the Parties
10.3.	Termination by Reason of Breach
10.4.	Termination Pursuant to a Superior Offer
10.5.	Availability of Remedies at Law
11.	Brokers
11.1.	For the Company
11.2.	For the Buyer
12.	Notices

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13.	Successors and Assigns
14.	Entire Agreement; Amendments; Attachments
15.	Severability
16.	Expenses
17.	Legal Fees
18.	Governing Law, Jurisdiction and Venue
19.	Section Headings
20.	Counterparts

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of the 18th day of January, 2005 by and among HealthGate Data Corp, a Delaware corporation (the “Company”), on the one hand, and EBSCO Publishing, Inc., an Alabama corporation (the “Buyer”), on the other hand.

WHEREAS, the Company desires to sell, and Buyer desires to purchase, substantially all of the Company’s assets and certain of its liabilities related to the Company’s patient content repository business (the “Business”) including, without limitation, the product currently branded as the “Heath Outreach Toolkit” and the products set forth on Schedule 1.1 hereto (collectively, the “Product”) for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Purchase and Sale of the Assets

1.1.          Purchase of the Assets. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire, accept and pay for, all the Company’s right, title and interest in and to all of the assets used by the Company in the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, including, without limitation, those set forth below and on Schedule 1.1 hereto (collectively, the “Acquired Assets”) but excluding in all instances the Excluded Assets (as defined below):

(a)           all subscriber lists (both former and current subscribers) and open purchase orders existing on the Closing Date and related to the Product, except that the Company shall also retain copies of all such subscriber lists for its use, subject to Section 9.2 below;

(b)           all content and copyrights related to the Product;

(c)           subject to the provisions of Section 1.2, all rights of the Company under any contracts, instruments or agreements related to the Business, including, without limitation, the Contracts (as defined herein) set forth on Schedule 2.4 to this Agreement;

(d)           all electronic and paper copies (if any) of all past editions of the Product;

(e)           the software platform (the “Software Platform”) described on Schedule 9.5 hereto (which is also set forth on Schedule 1.1);

(f)            all of the Company’s right, title and interest in and to all intangible property rights related to the Product, including, without limitation, United States patents, patent applications, tradenames, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, and all license agreements to which the Company is a party (as licensor or licensee) with respect to the Acquired Assets, all as set forth on Schedule 1.1 attached hereto (the “Intellectual Property”);

(g)           to the extent assignable, all rights in and under all express or implied guarantees, warranties, representations, covenants (including those related to noncompetition), indemnities and similar rights in favor of the Company used in or primarily related to the Business; and

(h)           all equipment and computer hardware listed on Schedule 1.1.

For purposes of this Agreement, Excluded Assets shall mean (1) those assets, properties and rights of the Company not used in the Business, including, without limitation, all assets, properties and rights of the Company in and to the products currently known as Quality Architect, InteractiveIC and all evidence-based medical guidelines; (2) any minute books, stockholder books, tax books and other similar records of the Company; (3) all cash on hand, cash equivalents and accounts receivable of the Company, whether or not arising out of the Business; (4) all customer pre-payments, whether or not arising out of the Business whenever made prior to the Closing Date, including, without limitation, all deferred revenue received by the Company prior to the Closing Date and related to the obligations set forth on Schedule 1.4 attached hereto; (5) all right, title and interest in and to the “HealthGate” name and trademark and any derivations thereof; (6) all equipment, furniture and computers, whether or not used in connection with the Business, unless such items are expressly set forth on Schedule 1.1; (7) all administrative, sales and financial software, whether or not used in connection with the Business; (8) all domain names registered by the Company; and (9) all insurance policies, whether or not covering any of the Acquired Assets prior to the Closing Date. The Excluded Assets shall not be assigned, transferred, conveyed and delivered to the Buyer by the Company.

1.2.          Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Acquired Assets and to carry out the purpose and intent of this Agreement; provided, however, the Buyer shall reimburse the Company for any costs or fees incurred by it in the connection with legal, accounting or other professional services incurred by the Company in complying with such request. Notwithstanding anything herein to the contrary, to the extent that any Contract requires consent to assign such Contract from the Company to the Buyer and such consent is not or cannot be obtained prior to the Closing Date, such Contract for which consent has not been obtained shall remain the property of the Company and the Company and the Buyer shall cooperate to ensure that the parties each receive the full benefit of the transactions contemplated herein. Such cooperation may include the Buyer performing all obligations as a subcontractor for the Company pursuant to any unassigned Contract until the earlier of (i) such consent being obtained or (ii) the next date of expiration or termination of such Contract, and the Company receiving, and remitting promptly to the Buyer, all monies due under such unassigned Contract.

1.3.          Purchase Price for the Acquired Assets. The aggregate purchase price to be paid by the Buyer for the Acquired Assets shall be Eight Million One Hundred Thousand Dollars ($8,100,000) (the “Purchase Price”). The Purchase Price shall be payable by wire transfer of immediately available funds to an account designated by the Company at the Closing.

1.4.          Assumption of Certain Liabilities.

(a)           Assumed Liabilities. At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the “Instrument of Assumption”) in substantially the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge, and indemnify and hold the Company harmless from, only the following liabilities, obligations and commitments of the Company existing as of such time (the “Assumed Liabilities”):

(i)            all trade accounts payable of the Business that were incurred in the ordinary course of the Company’s business consistent with past practice on or prior to the Closing Date;

(ii)           contractual obligations of the Company that are (a) disclosed on Schedule 2.4, (b) deferred revenue obligations related to the Business as set forth on Schedule 1.4, or (c) incurred in the ordinary course of the Business consistent with Section 5.1 below after the date hereof and prior to the Closing Date and which relate solely to the Business (collectively, the “Assumed Contracts”); provided, however, that (x) Buyer shall not assume any liability or obligation of the Company with respect to any breach of or failure of performance under any Assumed Contract by the Company, and (y) the Company shall retain all liabilities and obligations under Assumed Contracts to the extent that the Buyer does not receive the benefits associated with such Assumed Contracts due to the failure of the Company and the Buyer to obtain a consent to assignment from any other party required by the terms of any such Assumed Contract.;

(iii)          the accrued vendor expenses incurred in the ordinary course of the Business consistent with past practice on or prior to the Closing Date and related to the Business as set forth on Schedule 1.4 hereto; and

(iv)          all accrued vacation of the employees set forth on Schedule 1.4 hereto (the “Business Employees”) and the contractual severance obligation of Paul Harman, as set forth on Schedule 1.4 with respect to, and only with respect to, those Business Employees who are employed by the Buyer.

(b)           Retained Liabilities. The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, of the Company, other than the Assumed Liabilities, including, without limitation, any liabilities or obligations related to (i) any Excluded Assets, (ii) brokers or other third parties acting on behalf of the Company in connection with the sale of the Acquired Assets and Business, (iii) any employee benefit plan maintained by the Company (other than accrued vacation and severance obligations assumed with respect to the Business Employees as provided in Section 1.4(a)(iv)), and (iv) costs or expenses incurred by the Company in connection with this Agreement or the transactions contemplated herein.

1.5.          Allocation of Purchase Price and Assumed Liabilities.  Within 180 days after the Closing, the Buyer will prepare, subject to the Company’s review and acceptance, which shall not be unreasonably withheld or delayed, an allocation of the aggregate amount of the Purchase Price and the Assumed Liabilities among the Acquired Assets as provided in

Section 1060 of the Internal Revenue Code of 1986 (the “Code”) and regulations promulgated thereunder.  If the Company disputes the allocation, the parties will work in good faith to reach a mutually agreeable resolution.  Both the Buyer and the Company hereby agree to file all necessary tax returns consistent with, and not to take any position on any income, transfer or gains tax return inconsistent with, such allocation, including the reporting of information on Form 8594 filed with the Internal Revenue Service.

1.6.          Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts 02199 at 10:00 a.m., Boston Time, within one week after the Company obtains the consent of its stockholders to the consummation of the transactions contemplated herein (the “Closing Date”) or at such other place, time or date as may be mutually agreed upon in writing by the parties.  The transfer of the Acquired Assets to the Buyer shall be deemed to occur at 10:01 a.m., Boston time, on the Closing Date.

2.             Representations of the Company.

The Company represents and warrants to the Buyer as follows:

2.1.          Organization.   The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as now conducted. The Company is qualified to do business and is in good standing in Massachusetts and in each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Acquired Assets or the Business.

2.2.          Authorization.   Except as set forth on Schedule 2.2 hereto, the Company has the full power, right and authority to enter into and perform this Agreement without the consent of any other person or entity. This Agreement has been duly authorized by all necessary corporate action of the Company, and has been duly executed and delivered on behalf of the Company and is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

2.3.          Ownership of Acquired Assets.  The Company owns and possesses and has, and at the Closing will transfer to the Buyer, good and marketable title to all of the Acquired Assets, free and clear of liens, defects as to title, charges, encumbrances and rights of third parties.

2.4.          Acquired Assets Complete. The Company has no agreements, leases, licenses or contracts that relate to the Business that are not being sold and validly assigned (subject to any required consents) as part of the Acquired Assets. All such agreements, leases, licenses and contracts, oral and written, are described on Schedule 2.4 attached hereto (the “Contracts”). The Company has in all respects performed all the obligations required to be performed to date and is not in default or alleged to be in default under any such Contract and, to the Company’s knowledge, there exists no event, condition or occurrence which after notice or lapse of time, or both, will constitute such default, except where such default would not have a material adverse effect on the Acquired Assets.  Except as set forth on Schedule 2.4, all such Contracts are assignable to the Buyer without consent.

2.5.          Intellectual Property.

(a)           All patents, trademarks, service marks, trade names, trade name or brand name registrations, copyrights and copyright registrations, domain names and all pending applications and applications to be filed, if any, therefor, owned by the Company and used by the Company in, or primarily related to the Acquired Assets or Business, together with information in respect of the filing, registration or issuance thereof, and expiration dates, is set forth on Schedule 2.5 hereto (the “Owned IP Assets”).  Except as set forth on Schedule 2.5 hereto, no licenses, sublicenses, covenants or agreements have been granted or entered into by the Company with respect to the Owned IP Assets.  The Company owns the entire right, title and interest in and to the Owned IP Assets and each such item is in full force and effect, has not been abandoned by the Company and is free and clear of all liens, restrictions and encumbrances.  To the Company’s knowledge, the Owned IP Assets are not currently being challenged in any way and are not involved in any pending or threatened interference proceeding.  Schedule 2.5 hereto also sets forth all intellectual property rights licensed by the Company and used in or primarily related to the Business (the “Licensed IP Assets”).  The Company has the right to use any and all intellectual property not owned by the Company which is utilized in the Acquired Assets and Business in the manner such is used, and the Licensed IP Assets are each in full force and effect, have not been abandoned and are free and clear of all liens, restrictions and encumbrances.

(b)           The Acquired Assets include all patents, trademarks, service marks, trade names, brand names, domain names, copyrights, licenses, applications, inventions, proprietary processes and know-how, formulae, works and trade secrets used in and all such assets necessary for conduct of the Business as presently conducted.  The operation of the Business by the Company and the use of the Owned IP Assets and the Licensed IP Assets by the Company do not infringe or misappropriate the intellectual property rights of any third party.

(c)           The Company has no knowledge of and has not received written notice or any threats from any third party that the operation of the Business as it is currently conducted, or any act, product or service of the Business, infringes or misappropriates the intellectual property rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(d)           To the knowledge of the Company, no third party is infringing or misappropriating any Owned IP Assets.

(e)           The Company has taken commercially reasonable steps to protect its rights in the confidential information and trade secrets of the Company used in the Business and any trade secrets or confidential information of third parties used in the Business.

(f)            The Company has all right, title and interest in and to all intellectual property rights in the Software Platform.  The Company has developed the Software Platform through its own efforts and for its own account and the Software Platform is free and clear of all liens, restrictions and encumbrances.  The current use by the Company of the Software Platform does not breach any term of any license or other contract between the Company and any third party.

(g)           To the best knowledge of the Company, the Software Platform does not infringe any copyright or trade secret or any other intellectual property right of any third party.  The source code for the Software Platform has been maintained by the Company in confidence.

(h)           The Software Platform was (i) developed by the Company’s employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Software Platform; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Software Platform.  The Company has not received notice from any third party claiming any right, title or interest in the Software Platform.

(i)            The Company has not granted rights in the Software Platform to any third party.

2.6.          Litigation.  There is no action, suit, investigation or proceeding to which the Company is a party pending or threatened in writing (or, to the knowledge of the Company, otherwise threatened) before any court, governmental or regulatory agency, authority or body or arbitrator against or affecting the Acquired Assets or the Business or the Company’s right to conduct the Business as currently conducted.

2.7.          Insurance. With respect to the Acquired Assets and the Business, the Company has in full force and effect all policies of insurance described on Schedule 2.7 attached hereto, which policies provide adequate insurance with respect to all risks normally insured against by companies similarly situated.

2.8.          Solvency.

(a)           The Company is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.  Immediately after the consummation of the transactions contemplated by this Agreement: (i) the Company will be able to pay its liabilities as they become due in the ordinary course of its business, (ii) the Company will not have unreasonably small capital with which to conduct its business, (iii) the Company will have assets (calculated at fair market value) that exceed its liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company.

(b)           No bulk sales transfer laws apply to the transactions contemplated herein.

2.9.          Compliance with Laws. Except as set forth on Schedule 2.9 hereto, the Acquired Assets and the Business have been, and prior to the Closing Date were, conducted in compliance with all statutes, laws, ordinances and regulations of any governmental entity which would be applicable to the Business.  The Company has not received written notice of, nor does the Company have knowledge of, any condition or event relating to the Acquired Assets or the Business which by the passage of time would result in the violation of any such statute, law, ordinance or regulation of any governmental entity applicable to the Business which would have a material adverse effect on the Business or the Acquired Assets.  Except as set forth on Schedule 2.9, the Company is not a party to or bound by any order, judgment, plan, decree, injunction, rule or award of any governmental entity relating to the Business or the Acquired Assets.

2.10.        Absence of Undisclosed Liabilities. As of the date hereof, the Company has, and as of the Closing Date, the Company will have, no liability of any nature, whether accrued, absolute, contingent or otherwise, that materially adversely affects the Acquired Assets and that is not disclosed in this Agreement or any certificate, schedule or other instrument, list or written information required to be furnished by the Company pursuant to this Agreement.

2.11.        No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not:

(a)           violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Company or any written agreement or instrument to which the Company is a party and by which any of the Acquired Assets is bound or, to the knowledge of the Company, any statute, regulation or court or administrative order or process applicable to the Acquired Assets;

(b)           result in the creation of any lien, charge or encumbrance upon any of the Acquired Assets under any of the foregoing;

(c)           terminate, delay or give any party thereto the right to terminate, delay, amend, abandon, or refuse to perform any provision of any agreement or instrument which constitutes part of the Acquired Assets; or

(d)           accelerate or give any party thereto the right to accelerate or modify the time within which, or the terms under which, the Company is to perform any such agreement or instrument that are part of the Acquired Assets.

2.12.        Employees.   The total annual compensation for the calendar year ending December 31, 2004, including, without limitation, salaries, bonuses and other benefits, which was paid by the Company to the Business Employees is as set forth on Schedule 1.4 hereto.  Schedule 1.4 hereto also sets forth the annualized base salary for calendar year 2005 for such Business Employees.  Except as disclosed on Schedule 1.4, the Company is not a party to or bound by any employment agreement related to the Business.  With respect to such Business Employees, there is no pending or, to the Company’s knowledge, threatened dispute between or involving the Company and any of the Business Employees nor is any union representing or claiming to represent such Business Employees.  There are not and have not been any strikes or work stoppages in effect or currently threatened against the Company which had or would have a material adverse effect on the Acquired Assets or Business, nor have any strikes or work stoppages which would have or have had such an effect been enjoined by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality, domestic or foreign.  The Company has not received a claim from any governmental entity to the effect that the Company has improperly classified a person as an independent contractor with respect to the Business.  The Company has not made any verbal commitments to any employee, consultant or independent contractor utilized in the Business with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.  Proper amounts have been withheld by the Company from the Business Employees for all periods prior to the Closing in compliance with the tax withholding provisions of applicable Federal, foreign, state and local laws.  Hours worked by and payments made to the employees of the Company utilized in the Business have been in substantial compliance with the Fair Labor Standards Act or any applicable laws of the United States, any state or other jurisdiction dealing with such matters.

2.13.        Employee Benefit Plans.   Except for a 401(k) retirement savings plan, to which the Company has not made, and is not required to make, contributions on the part of its employees, the Company does not maintain any employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employee pension benefit plans as defined in Section 3(2) of ERISA.

2.14.        Company SEC Filings.   As of their respective filing dates and except as noted in the filings themselves, the filings made by the Company on Forms 8-K, 10-K and 10-Q with the Securities and Exchange Commission (“SEC”) prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act of 1934, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except to the extent corrected by a subsequently filed document with the SEC.

2.15.        Tax Matters.

With respect to the Business, for all periods prior to the date of this Agreement:

(a)           all taxes due from the Company have been fully paid or adequate provisions made therefore; and

(b)           there are no liens, judgments or security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any tax other than for current taxes not yet due and payable.

2.16.        Disclosure. To the best knowledge of the Company, neither this Agreement, nor any certificate, schedule or other instrument or list required to be furnished by the Company pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact.

3.             Representations of the Buyer

The Buyer represents and warrants to the Company as follows:

3.1.          Organization and Authority.   The Buyer is a corporation duly organized and existing in good standing under the laws of the State of Alabama with full corporate power to carry on its business as now conducted.  The Buyer is qualified to do business and is in good standing in Massachusetts.

3.2.          Authorization.   The Buyer has the full power, right and authority to enter into and perform this Agreement without the consent of any other person or entity.  This Agreement has been duly authorized by all necessary corporate action of the Buyer and has been duly executed and delivered on behalf of the Buyer, and is a valid and binding Agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

3.3.          Financial Capability.   The Buyer has the financial capacity to perform all of its obligations under this Agreement.  The Buyer, immediately after the Closing:  (i) will be solvent; (ii) will be able to meet its obligations and debts as they become due; (iii) the value of the Buyer’s assets at such time will exceed the Buyer’s liabilities; and (iv) the Buyer will have adequate capital for the conduct of its business, including, without limitation, the Acquired Assets.

3.4.          Disclosure.   To the best knowledge of the Buyer, neither this Agreement nor any certificate, schedule or other instrument or list required to be furnished by the Buyer pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact.  In determining to purchase the Acquired Assets, the Buyer is not relying on any statement of the Company other than those contained herein.

4.             Access to Information; Public Announcements

4.1.          Access to Management, Properties and Records.  From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable prior notice and during normal business hours to all management personnel, offices, properties, books and records of the Company to the extent such relate to the Business, for the sole purpose of facilitating the Closing of the transactions contemplated hereunder.  Upon prior written consent of the Company, the Buyer may contact the Company’s vendors and customers of the Business for the sole purpose of facilitating the Closing of the transactions contemplated hereunder.

4.2.          Publicity and Confidentiality.   As a publicly-held company, the Company plans to make a press release concerning the transactions contemplated herein promptly after execution of this Agreement.  The Company’s press release shall be in the form set forth on Schedule 4.2.  The Company may make further disclosures concerning such transactions as are required or as the Company deems appropriate in its filings with the U.S. Securities and Exchange Commission and in connection with the Company’s solicitation of its stockholders’ consent to such transactions.  The Buyer agrees not to make any announcement concerning the transaction without the prior written consent of the Company (and such consent may be withheld by the Company until such time as the Company is prepared to announce the transactions or details of the transactions itself).

5.             Pre-Closing Covenants of the Company

5.1.          Conduct of Business.  From the date hereof until the Closing Date, the Company shall:

(a)           carry on its Business diligently and in the ordinary course consistent with the Company’s past operating policies and practices and, without the consent of the Buyer (which shall not be unreasonably withheld or delayed), shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment, delivery, lease, management, accounting or operation in connection with the Business;

(b)           use its reasonable, good faith efforts to preserve intact the goodwill and business organization of the Company, keep the officers and employees of the Company available to the Buyer and preserve the relationships and goodwill of the Company with customers, distributors, suppliers, employees and others having business relations with the Business;

(c)           maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d)           duly and timely file or cause to be filed all reports and returns required to be filed with any governmental entity and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e)           not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company used in the Business, or dispose of or disclose to any third party, any trade secret, formula, process, technology or know-how used in the Business not heretofore a matter of public knowledge;

(f)            not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement or employment or severance agreement with, any of the Business Employees except in the ordinary course of business to the extent consistent with the past practice of the Company.

(g)           continue to pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(h)           not accelerate or amend any deferred or pre-payment arrangement with any current customer or subscriber under an Assumed Contract or pursue or enter into any deferred or pre-payment arrangement with any new customer or subscriber of the Business outside the ordinary course of business, consistent with past practice;

(i)            perform in all material respects all of its obligations under all Contracts, and not default or suffer to exist any event or condition that with notice or the lapse of time or both could constitute a default under any Contract (except those being contested in good faith) and, except in the ordinary course of the Business and consistent with past practice, not enter into, assume, accelerate or amend any contract or commitment that is or would be an Assumed Contract; and

(j)            maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that not maintained by or on behalf of the Company with respect to the Acquired Assets and the Business.

5.2.          Absence of Material Changes.   Without the prior written consent of the Buyer, the Company shall not:  (a) incur any indebtedness, obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course, consistent with past practice, in connection with the Business; (b) mortgage, pledge, or subject to any lien, charge or any other encumbrance (other than purchase money security interests arising in the ordinary course of business) any of the Acquired Assets; (c) sell, assign, or transfer any of the Acquired Assets, except for sales or licensing of the Acquired Assets in the ordinary course of business; (d) waive any rights of material value in connection with the Acquired Assets; (e) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which the Acquired Assets are bound; or (f) enter into any lease, contract or agreement in connection with the Business, other than those entered into in the ordinary course of business, consistent with past practice.

5.3.          Communications with Customers and Suppliers.   The Company will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products offered by the Company in connection with the Business but expected to be shipped after the Closing Date.  The Company and the Buyer will cooperate in communications with all suppliers and customers in connection with the transfer of the Acquired Assets to the Buyer on the Closing Date.

5.4.          Stockholder Meeting.   The Company agrees to use its reasonable efforts to call a special meeting of its stockholders to approve the transactions contemplated herein on or around April 30, 2005.  As promptly as practicable after the execution of this Agreement, the Company shall prepare a proxy statement and related proxy materials relating to the solicitation of the consent of the stockholders of the Company to the transactions contemplated herein (the “Stockholder Materials”).  The Buyer agrees to provide such information as is reasonably requested by the Company for inclusion in the proxy statement.  The Company shall use its reasonable efforts to cause the Stockholder Materials to (i) be submitted to the U.S. Securities and Exchange Commission (“SEC”) and any other regulatory agencies necessary as soon as practicable after the execution of this Agreement and (ii) be mailed to the Company’s stockholders at the earliest practicable time after receipt of all necessary approvals of the Stockholder Materials.

5.5.          No Solicitation.

(a)           The Company shall not authorize or permit any of the Company’s officers, directors or employees or any banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to (i) solicit, initiate or encourage (including by way of furnishing information, except for information furnished in accordance with this Section 5.5) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the Acquired Assets or the Business (an “Acquisition Proposal”), other than the transactions contemplated by this Agreement or (ii) except as permitted in Section 5.5 below, agree to or endorse any such proposal or engage in any negotiations or discussions with any person relating to such proposal.

(b)           Notwithstanding the foregoing, in response to any Acquisition Proposal which has not been solicited in violation of Section 5.5(a), the Company may furnish information concerning its business, properties or assets to the person or entity (a “Potential Acquiror”) making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (i) the Company’s Board of Directors concludes in good faith that such Potential Acquiror is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Potential Acquiror making the Acquisition Proposal, and that such Acquisition Proposal would reasonably be expected to result in a Superior Offer (as defined below), and (ii) the Company’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be a breach of its fiduciary obligations to the stockholders of the Company under applicable laws of the State of Delaware, and (iii) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Potential Acquiror, the Company (A) gives the Buyer written notice of the identity of such Potential Acquiror and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Potential Acquiror, (B) provides the Buyer with a copy of any written offer (or if such offer is not in writing, a written summary of the terms thereof) and all other materials received by the Company and its representatives and affiliates in connection therewith, (C) receives from such Potential Acquiror an executed confidentiality agreement containing terms substantially similar to the terms of that certain confidentiality agreement between the Company and the Buyer, dated as of May 15, 2004 (the “Confidentiality Agreement”), and (D) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to the Buyer (to the extent such information has not been previously furnished by the Company to the Buyer).  The Company will keep the Buyer fully informed of amendments or proposed amendments to any such Acquisition Proposal.  In addition to the foregoing, the Company shall provide the Buyer with at least two business days prior written notice of a meeting of the Company’s Board of Directors at which meeting the Company’s Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

(c)           The Board of Directors of the Company (i) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to the Buyer, the approval or recommendation of such Board of Directors of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company’s Board of Directors reasonably determines in good faith that such Acquisition Proposal is a Superior Offer and the failure to take such action would reasonably be likely to be a breach of its fiduciary duties under applicable laws of the State of Delaware.

(d)           The term “Superior Offer” means an Acquisition Proposal that the Board of Directors of the Company determines in good faith (i) is more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Potential Acquiror making such Acquisition Proposal has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of the Company’s Board of Directors, such Potential Acquiror is reasonably likely to obtain such financing, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account, legal, financial, regulatory and other aspects of the Acquisition Proposal and the person or entity making the Acquisition Proposal, and (iii) that the failure to approve such Acquisition Proposal would reasonably be likely to be a breach of its fiduciary duties under applicable laws of the State of Delaware.

(e)           In the event that the Company’s Board of Directors approves or recommends any Acquisition Proposal from a third party to its stockholders pursuant to Section 5.5(c) above on or prior to the Closing, then the Company shall terminate this Agreement and pay to the Buyer, within 3 days after such termination, the amount of $500,000 by wire transfer of immediately available funds to an account designated by the Buyer (the “Termination Amount”).  Upon payment of the Termination Amount and not withstanding any provision to the contrary, the Company shall have no further liability or obligations to the Buyer pursuant to this Agreement or that certain letter of intent between the parties dated December 18, 2004.

5.6.          Assumed Contracts.   The Company shall use all commercially reasonably efforts to obtain any and all consents required to assign the Assumed Contracts to the Buyer.

5.7.          URAC.   The Company shall use good faith efforts to assist the Buyer in obtaining URAC accreditation and, if such accreditation is not obtained prior to the Closing, the Company shall continue to provide such assistance until URAC accreditation is obtained.

5.8.          Supplements to Schedules.   From time to time up to the Closing Date, the Company will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  All such supplements or amendments to any Schedule will, to the extent that they result from the passage of time and do not have a material adverse effect on the Business, be deemed to constitute an amendment to such Schedule for all purposes of this Agreement.

6.             Conditions to Obligations of the Buyer

The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

6.1.          Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations.  The representations and warranties of the Company shall be true on the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer or resulting from the passage of time and not having a materially adverse effect on the Business.  The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.  At the Closing, the Company shall have delivered to the Buyer a certificate signed by the Company’s President on behalf of the Company as to such its compliance with this Section 6.1.

6.2.          Corporate Proceedings.   All corporate proceedings required to be taken to authorize the Buyer to carry out this Agreement and the transactions contemplated hereby shall have been taken.

6.3.          The Acquired Assets.   At the Closing the Buyer shall receive good, clear title to the Acquired Assets, free and clear of all liens, liabilities, security interests and encumbrances of any kind or nature whatsoever.

6.4.          Governmental Approvals.   All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company or the Buyer of the transactions contemplated by this Agreement and the operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

6.5.          Consent of Third Parties.   Except with respect to the Contracts listed on Schedule 2.4 and subject to the provisions of Section 1.2, the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement.

6.6.          Adverse Proceedings.   No action or proceeding by or before any court or other governmental body shall have been instituted or, to the best knowledge of the Company, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or operate the Acquired Assets after the Closing.

6.7.          Opinion of Counsel.   The Buyer shall have received an opinion of Epstein Becker & Green, P.C., special counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

6.8.          Material Adverse Change.   There shall have been no material adverse change in the Business or the Acquired Assets from and after the date hereof through the Closing Date.

6.9.          Ancillary Sales.   On or prior to the Closing Date, the Company shall have renewed the contracts set forth on Schedule 6.9 hereto or entered into new contracts on substantially the terms as the current contracts.

6.10.        Closing Deliveries.   The Buyer shall have received at or prior to the Closing all documents set forth in this Section 6 and such other documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(a)           an executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit C (the “Bill of Sale”);

(b)           an executed Instrument of Assumption;

(c)           a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

(d)           a certificate of the Secretary of State for the Commonwealth of Massachusetts as to the legal existence and good standing of the Company in Massachusetts;

(e)           a certificate signed by the Secretary of the Company attesting to the incumbency of the Company’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(f)            an agreement not to compete with the Buyer duly executed by William S. Reece in substantially the form attached hereto as Exhibit D; and

(g)           such other documents, instruments or certificates as the Buyer may reasonably request.

7.             Conditions to Obligations of the Company

The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

7.1.          Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.   The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof, consented to in writing by the Company, or resulting from the passage of time and not having a materially adverse effect on the Buyer.  The Buyer shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.  At the Closing, the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer as to the Buyer’s compliance with this Section 7.1.

7.2.          Corporate Proceedings.   All corporate proceedings required to be taken to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been taken, including, without limitation, the consent of the Company’s stockholders to the consummation of the transactions contemplated herein.

7.3.          Governmental Approvals.   All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

7.4.          Consents of Third Parties.   Except with respect to the Contracts listed on Schedule 2.4 and subject to the provisions of Section 1.2, the Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

7.5.          Adverse Proceedings.   No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Acquired Assets.

7.6.          Opinion of Counsel.   The Company shall have received an opinion of Bradley Arant Rose & White LLP, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Company or their counsel.

7.7.          Closing Deliveries.   The Company shall have received at or prior to the Closing all documents set forth in this Section 7 and such other documents, instruments or certificates as the Company may reasonably request including, without limitation:

(a)           a certificate of the Secretary of State of the State of Alabama as to the legal existence of the Buyer;

(b)           a certificate of the Department of Revenue of the State of Alabama as to the good standing of the Buyer;

(c)           a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the foreign qualification of the Buyer in Massachusetts;

(d)           a certificate signed by an authorized representative of the Buyer on behalf of the Buyer attesting to the incumbency of the Buyer’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(e)           the Cash Payment;

(f)            an executed Instrument of Assumption;

(g)           an executed Bill of Sale; and

(h)           such other documents, instruments or certificates as the Company may reasonably request.

8.             Indemnification

8.1.          By the Company.   The Company hereby indemnifies and holds harmless the Buyer and its officers, directors, stockholders, employees, consultants, representatives, agents and affiliates from and against all claims, damages, losses, liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, assessments, penalties, fines, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the “Losses”) as a result of or in connection with:

(a)           any breach of any representation or warranty made by the Company contained in this Agreement, the Schedules hereto, the Bill of Sale or the Instrument of Assumption;

(b)           any non-fulfillment or non-performance on the part of the Company of any covenant or agreement contained in this Agreement, the Schedules hereto, the Bill of Sale or the Instrument of Assumption;

(c)           any claim related to the Retained Liabilities (as defined in Section 1.4(b)) or the Excluded Assets; or

(d)           any fraud, willful misconduct or bad faith of the Company or any of its officers, directors, employees, consultants, representatives, agents or affiliates in connection with this Agreement or the transactions contemplated hereby.

8.2.          By the Buyer.   The Buyer hereby indemnifies and holds harmless the Company and its officers, directors, stockholders, employees, consultants, representatives, agents and affiliates from and against all Losses as a result of or in connection with:

(a)           any breach of any representation or warranty made by the Buyer contained in this Agreement, the Schedules or the Instrument of Assumption;

(b)           any non-fulfillment or non-performance on the part of the Buyer of any covenant or agreement contained in this Agreement, the Schedules or the Instrument of Assumption;

(c)           the Buyer’s failure to perform, discharge or satisfy the Assumed Liabilities;

(d)           any claim arising out of the Buyer’s operation of the Business or use or ownership of the Acquired Assets after the Closing; or

(e)           any fraud, willful misconduct or bad faith of the Buyer, its officers, directors, employees, consultants, representatives, agents or affiliates in connection with this Agreement or the transactions contemplated hereby.

8.3.          Claims for Indemnification.   Whenever any claim shall arise for indemnification under this Section 8, the party seeking indemnification for Losses (the “Indemnified Party”), shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”), and such Indemnifying Party’s counsel pursuant to Section 12 herein, in writing (the “Indemnification Notice”) of the claim, which Indemnification Notice shall include the facts, to the extent known, constituting the basis for such claim, the specific section of this Agreement upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  In the event that any such claim for indemnification hereunder results from or is in connection with any claim or legal proceedings by a third party (a “Third Party Claim”), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party.  In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection.  Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 8.5 hereof.

8.4.          Defense by the Indemnifying Party.

(a)           In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of a Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice given to the Indemnified Party, assume the defense of any such claim or legal proceeding.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such claims or legal proceedings and, at the sole cost and expense of the Indemnifying Party, shall take all steps it deems necessary or appropriate in the defense or settlement thereof.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgment (i) includes a full release of the Indemnified Party from such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within ten (10) days after the date it receives written notice of such claim from the Indemnified Party:  (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the second to last sentence of this Section 8.4), on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within ten (10) days after notification thereof, as provided in Section 12 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim.

(b)           The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim,

including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

8.5.          Payment of Indemnification Obligation.  Within five (5) days following a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final judgment of a court of competent jurisdiction pursuant to which no further appeals are available or the time for taking such appeals has lapsed, the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be paid by the Indemnifying Party by payment in cash or by cashier’s check or by wire transfer of immediately available funds.

8.6.          Survival of Representations; Claims for Indemnification.   Unless otherwise provided herein, all representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date and any claim for indemnification must be made on or prior to such first anniversary, except for (i) claims, if any, asserted in writing prior to such date and identified as a claim for indemnification pursuant to this Section 8, which claims shall survive until finally resolved and satisfied in full, (ii) claims (x) based upon a breach of Section 2.3, or (y) made pursuant to Section 8.1(b), (c) or (d), or Section 8.2(b), (c), (d) or (e), which claims shall survive indefinitely and (iii) claims based upon a breach of Sections 2.5, 2.13 or 2.15, which claims shall survive until the expiration of the applicable statute of limitations.

8.7.          Limitation on Indemnification Obligations.   The Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Section 8 unless and until the aggregate amount of all Losses by the Indemnified Party under this Section 8 exceeds $125,000 (the “Basket”); provided, however, that once the aggregate amount of Losses by any Indemnified Party exceeds the Basket, the Indemnified Party shall be entitled to indemnity for the amount of all claims in excess of $75,000 (the “Deductible”) made by the Indemnified Party.  The Indemnifying Party shall not be obligated to pay any Losses under this Section 8 once the aggregate amount of all Losses paid by such Indemnifying Party under this Section 8 equals $2,000,000 (the “Cap”).  Notwithstanding the foregoing, none of the Basket, Deductible or Cap shall apply to, and the Indemnified Party shall be entitled to recovery for all Losses in connection with, any indemnification claims (i) based upon a breach of Sections 2.3, 2.13 or 2.15, or (ii) made pursuant to Section 8.1(b), (c) or (d), or Section 8.2(b), (c) (d) or (e).

8.8.          Exclusive Remedy.   Except for injunctive and other equitable relief, neither the Buyer nor the Company shall be liable or responsible in any manner, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 8, and, after the Closing, this Section 8 shall provide the exclusive remedy and cause of action of either the Buyer against the Company, or the Company against the Buyer, with respect to any matter arising out of or in connection with this Agreement.

9.             Post-Closing Agreements

The Company agrees that from and after the Closing Date:

9.1.          Limitation on Use of Name.   From and after the Closing Date, the Company shall not use the name “Health Outreach Toolkit,”  “Health Library” or “CHOICE” or any derivation thereof, in connection with any business related to or competitive with the Product as such exists as of the Closing Date.

9.2.          Non-Competition Agreement.

(a)           Subject to clause (c) below, for a period of three (3) years after the Closing Date, the Company shall not (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States of America that is competitive with the Product as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with the Buyer.

(b)           The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.2 are reasonable.  In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.  The Company also agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(c)           Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that nothing in this Agreement or any of the agreements contemplated herein shall limit, restrict or prohibit the Company from (1) marketing, distributing, licensing, selling or otherwise exploiting its products and services as they exist after the Closing, including, without limitation, the Excluded Assets (including the products currently known as Quality Architect and Interactive IC and the evidence-based medical guidelines); (2) marketing, distributing, licensing, selling or otherwise exploiting the Company’s products and services as they exist after the Closing Date to the same subscribers, customers and clients that utilized the Product; and (3) creating, utilizing or marketing after the Closing Date health information content as a part of other products and services offered by the Company which are not competitive with the Business as it exists on the date hereof.  The parties further acknowledge and agree that the restrictions set forth in Section 9.2(a)(i) shall not be deemed to prohibit an unaffiliated third party acquirer of the Company’s business, assets or capital stock, pursuant to an acquisition, merger or otherwise, that is consummated after the Closing Date (a “Third Party Acquirer”), from continuing the Third Party Acquirer’s business as it existed prior to such acquisition following the acquisition, provided that the assets of the Company purchased or acquired by such Third Party Acquirer are not used by the Third Party Acquirer in violation of the restriction set forth in Section 9.2(a)(i).

9.3.          Sharing of Data.

(a)           The Company shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and as related to the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or Acquired Assets transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(b)           Each of the Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer.

9.4.          Cooperation of the Company.   The Company will cooperate with the Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Company and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date; provided that the Buyer shall reimburse the Company for any out-of-pocket costs incurred in complying with such request.

9.5.          Transition Services of the Company.   At the Closing, the Buyer will grant a non-assignable, non-transferable license to the Company to continue to use the Software Platform as more fully described on Schedule 9.5 hereto solely for the purposes of (i) managing the transfer of the Product and Software Platform to the Buyer, (ii) transferring the Company’s Excluded Assets to a new software platform, (iii) developing a content repository to operate, utilize and otherwise exploit the Company’s Excluded Assets, and (iv) continue to service TNP stand alone customers until such contracts terminate.  The license granted hereunder to the Company shall be royalty free for a period of six months after the Closing Date and, upon the expiration of such six-month period, the Company shall no longer utilize the Software Platform in any way.  Such license will be for the Software Platform as it exists on the Closing Date and the Company shall have no obligation to service, maintain or update such Software Platform.

9.6.          Continued License to HealthGate Consortium.   The Buyer covenants and agrees that it shall continue to provide the Product on a no-fee basis to each of Vanderbilt University, Duke University, Emory University and Oregon Health and Science University pursuant to the terms of the existing license agreements by and between the Company and each such university attached as Schedule 9.6 hereto.

9.7           Termination of Reseller Agreement.  Effective as of the Closing Date, the Buyer and the Company each acknowledge and agree that the Reseller Agreement dated August 23, 2004 pertaining to the Buyer’s sublicense of the Company’s consumer Health Library product is terminated and of no further force and effect.  The Buyer acknowledges that no refunds of any pre-paid license fees are owed by the Company to the Buyer as the result of such termination.

9.8           Termination of use of HealthGate Name.  From and after the Closing Date, the Buyer shall use all reasonable efforts to have the “HealthGate” name and trademark (and derivations thereof) removed from the Product and Business in use as of the Closing Date by the customers of such products and services within ninety (90) days after the Closing.

10.           Termination of Agreement; Option to Proceed; Damages

10.1.        Termination by Lapse of Time.   This Agreement shall terminate at 5:00 p.m., Boston Time, on June 30, 2005, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Buyer and the Company.

10.2.        Termination by Agreement of the Parties.  This Agreement may be terminated by the mutual written agreement of the Buyer and the Company.  In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

10.3.        Termination by Reason of Breach.   This Agreement may be terminated by the Company if at any time prior to the Closing there shall occur (i) a material breach of any of the representations, warranties or covenants of the Buyer or (ii) a failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur (x) a material breach of any of the representations, warranties or covenants of the Company or (y) a failure of the Company to perform any condition or obligation hereunder.

10.4.        Termination Pursuant to a Superior Offer.   This Agreement may be terminated by the Company at any time prior to the Closing pursuant to the provisions of Section 5.5 herein and, upon such termination, the parties shall have no further obligation or liability under this Agreement, except as specifically set forth in Section 5.5(e).

10.5.        Availability of Remedies at Law.   In the event this Agreement is terminated by the Buyer or the Company, pursuant to the provisions of Section 10.3, the parties hereto shall have available to them all remedies afforded to them by applicable law or in equity, including, without limitation, claims for losses or damages pursuant to Section 9 and claims for specific performance and other equitable remedies.

11.           Brokers

11.1.        For the Company.   The Company represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it or them by any person acting or claiming to act as a broker or finder on behalf of the Company.

11.2.        For the Buyer.   The Buyer represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

12.           Notices

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by telecopy or facsimile, or sent by overnight courier, or registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Company:	HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, MA 01803
Attention: Veronica Zsolcsak, CFO
Fax: (781) 685-4040

With copies to:	Susan E. Pravda, Esq.
Epstein Becker & Green, P.C.
111 Huntington Avenue
Boston, MA 02199
Fax: (617) 342-4001

and

Stephen M. Kane, Esq.
Rich May, P.C.
176 Federal Street
Boston, MA 02110
Fax: (617) 556-3890

To the Buyer:	EBSCO Publishing, Inc.
10 Estes Street
Ipswich, MA 01938
Attn: Mr. Tim Collins
Fax: (978) 356-6565

with a copy to:	EBSCO Industries, Inc.
5724 Highway 280 East
Birmingham, AL 35242
Attn: Mr. Richard L. Bozzelli
Fax: (205) 408-4785

and

Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203
Attn: Denson N. Franklin III, Esq.
Fax: (205) 488-6246

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy or facsimile or (b) three business days after being sent, if sent by registered or certified mail.

13.           Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party.  Any assignment in contravention of this provision shall be void.  No assignment shall release the Buyer or the Company from any obligation or liability under this Agreement.

14.           Entire Agreement; Amendments; Attachments

The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.  This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties including that certain letter of intent by and between the parties dated December 18, 2004.  The parties hereto may amend or modify this Agreement by a written instrument executed by the Buyer and the Company.

15.           Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

16.           Expenses

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Company, on the other hand, will pay all fees and expenses incurred by them in connection with the transactions contemplated hereunder.

17.           Legal Fees

In the event that legal or arbitration proceedings are commenced by the Buyer against the Company, or by the Company against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys’ fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

18.           Governing Law, Jurisdiction and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Any claim, action, suit or proceeding arising out of, in connection with or related to this Agreement or the transaction contemplated herein shall be conducted in Boston, Massachusetts and the parties hereby irrevocably consent and submit themselves to the exclusive jurisdiction and venue of the federal or state courts located in Suffolk County, Massachusetts for purposes of any claim, suit or proceeding relating to, arising out of or in connection with this Agreement and the transactions contemplated herein.

19.           Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.           Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of and on the date first above written.

HEALTHGATE DATA CORP.

By:	/s/ William S. Reece
Name: William S. Reece
Title: President & CEO

EBSCO PUBLISHING, INC.

By:	/s/ Tim Collins
Name: Tim Collins
Title: Vice President & General Manager